Lincolnway Energy, LLC

Creating Energy for Iowa & America

Exhibit 99

June 27, 2011

Dear Lincolnway Energy Member,

We are pleased to announce that Lincolnway Energy has entered into a real estate sales agreement with DuPont-Danisco Cellulosic Ethanol (DDCE). When completed, the sale would transfer approximately 57.75 acres of land located at the corner of 590th Street and Lincoln Highway in Nevada, Iowa to DDCE ownership.

It is the intent of DDCE to construct a cellulosic ethanol plant on the site adjacent to Lincolnway Energy.

Lincolnway Energy takes great pride in welcoming DDCE to Nevada and Story County. Lincolnway Energy believes that DDCE will provide an additional source of revenue to agricultural producers and help bring greater energy independence to America.

Attached is a copy of the DDCE news release.

Sincerely,

/s/ Jeff Taylor

Jeff Taylor
Chairman

/s/ Rick Brehm

Rick Brehm
President-CEO

Enc; DDCE News Release

59511 West Lincoln Highway Nevada, Iowa 50201 / 515-232-1010 / Fax: 515-663-9335 / www.lincolnwayenergy.com

NEWS RELEASE

June 27, 2011

Media Contact:
Jennifer Hutchins
DDCE
Office: +1 630.570.7338
Cell: +1 630.390.8337
jennifer.hutchins@ddce.com

DuPont Danisco Cellulosic Ethanol enters agreement to purchase land in Iowa for commercial biorefinery to make fuel from corn stover

ITASCA, IL – DDCE, a wholly-owned subsidiary of DuPont, has entered into an agreement to purchase a parcel of land in Nevada, Iowa, adjacent to Lincolnway Energy LLC’s conventional ethanol plant. It is DDCE’s next step toward building one of the world’s first commercial-scale biorefineries to produce fuel-grade ethanol from cellulose, in this case stover – dried cobs, stalks and leaves left after grain harvesting. DDCE is successfully producing cellulosic ethanol at its pre-commercial facility in Vonore, TN, and is scaling up the process to globally license its end-to-end production system.

“We’re producing cellulosic ethanol sustainably and economically today, and the market is ready and interested to deploy large-scale biorefineries,” says Joe Skurla, CEO of DDCE. “We are purchasing the site next to Lincolnway because it will meet the business needs for our project, and provides potential economic and environmental synergies for both facilities.” The DDCE process is designed to make fuel from a variety of cellulosic biomass. This includes wheat and corn stover, and energy crops, including switchgrass.

DDCE also is launching its 2011 Stover Collection Program to enable a cost-effective supply of stover for the biorefinery project. The company is working closely with local grain producers to obtain commitments and collect thousands of tons of stover from Iowa fields this fall. DDCE is collaborating with Pioneer Hi-Bred, also a DuPont Company, and Iowa State University, to establish best practices in harvesting, storage, and transportation, and assure the agronomic and environmental integrity of cornfields. The cellulosic ethanol industry will provide opportunities for farmers to add value to their croplands.

About DDCE
DDCE develops and licenses comprehensive solutions for producing cellulosic ethanol, a renewable fuel source that meets global needs for reducing fossil fuel dependence. DuPont and Danisco launched the company in 2008 to integrate their advanced biofuels technologies. Today, DDCE is a global leader in development and deployment of farm-to-fuel systems for converting stover and energy crops to fuel.  DuPont acquired a majority stake in Danisco A/S in May 2011.  DuPont Danisco Cellulosic Ethanol (DDCE) will now operate as a wholly-owned subsidiary of DuPont.

About DuPont
DuPont (www.dupont.com) is a science-based products and services company.  Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere.  Operating in more than 90 countries, DuPont offers a wide range of innovative products and services for markets including agriculture and food; building and construction; communications; and transportation.

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